Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-266370 and 333-278985 on Form S-3 and Registration Statement No. 333-260255 on Form S-8 of our reports dated May 28, 2026, relating to the financial statements of Reservoir Media, Inc. (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended March 31, 2026.

/s/ Deloitte & Touche LLP

New York, New York
May 28, 2026